Exhibit 10.18

February 23, 2021

Octopus Investments Limited

33 Holborn, London EC1N 2HT

Re: Certain Investor Rights

Ladies and Gentlemen:

This letter will confirm our agreement that Octopus Titan VCT plc (company number 06397765) (the “Octopus VCT Investor”), Octopus Investments Nominees Limited (company number 05572093) (the “Octopus EIS Investor”) and Octopus Investments Limited (company number 03942880) (the “Octopus Manager” and, together with the Octopus VCT Investor and the Octopus EIS Investor, the “Octopus Investors”) the Octopus Investors hereby agree, subject to the terms and conditions of this letter, to purchase an aggregate of 1,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of SmartKem, Inc. f/k/a Parasol Investments Corporation), a Delaware corporation (the “Company”), at a purchase price of $2.00 per share (in each case subject to adjustment in the case of stock splits, reverse splits, combinations or similar transactions after the date hereof) for an aggregate purchase price of $2,000,000 (the “Share Purchase”). The obligation of the Octopus Investors to consummate the Share Purchase shall be contingent upon:

(1)	the Share Purchase occurring no earlier than July 1, 2021 or such date as is one year from the end of the Company’s last fiscal year;

(2)	the aggregate gross assets of the Company plus all of its Subsidiaries being less than £15 million immediately prior to the investment by the Octopus Investors and being less than £16 million immediately after the investment by the Octopus Investors;

(3)	the Company having a UK permanent establishment pursuant to sections 180A and 302A of the UK Income Tax Act 2007 (“ITA”) at the time of the investment by the Octopus Investors; and

(4)	the Common Stock to be issued to the Octopus Investors constituting qualifying holdings pursuant to Chapter 4 of Part 6 ITA and eligible shares pursuant to section 285(3A) ITA at the time of the investment by the Octopus Investors and HM Revenue & Customs (“HMRC”) being able to issue compliance certificates pursuant to s.204 ITA in relation to such Common Stock.

In connection with the Share Purchase, the Octopus Investors will enter into a subscription agreement, substantially in the form of the subscription agreement executed by investors in the private placement by the Company of shares of its Common Stock (or pre-funded warrants in lieu thereof) (the “Offering”) (the “Subscription Agreement”), with such changes therein or modifications thereto as the Octopus Investors and the Company may agree to reflect the completion of the Offering and the consummation of the share exchange (the “Exchange”) contemplated by the Share Exchange Agreement by and among the Company, SmartKem Limited, a corporation incorporated under the laws of England and Wales with company number 06652152 (“SmartKem”) and the shareholders of SmartKem and matters related thereto. In addition, the Octopus Investors and the Company shall enter into a registration rights agreement covering the shares of Common Stock issued in the Share Purchase, substantially in the form of the registration rights agreement executed by investors in the Offering (the “Registration Rights Agreement”), with such changes therein or modifications thereto as the Octopus Investors and the Company may agree to reflect the completion of the Offering and the Exchange and matters related thereto and as provided in paragraph (8) below.

In addition to its rights and obligations under the Subscription Agreement and the Registration Rights Agreement (collectively, the “Transaction Documents”), the Company hereby agrees with the Octopus Investors from and after the Closing Date (as defined below) as follows (each capitalized term used and not defined herein shall have the meaning ascribed to such term in the Transaction Documents):

(1)	The Company shall not use the proceeds of the Share Purchase for the purpose of the acquisition of any shares, business, trade, intangible assets employed for the purposes of a trade or goodwill employed for the purposes of a trade by the Company and/or any Subsidiary, or for repaying any loan, borrowing or other indebtedness.

(2)	The Company undertakes to the Octopus Investors that at all times on and after the closing date of the Share Purchase (the “Closing Date”) it will not, and will procure that each member of the Company and any subsidiaries of it from time to time (the “Group”) will not, do anything or omit to do anything which may result in the Common Stock purchased by Octopus VCT Investor in the Share Purchase to cease to be “qualifying holdings” under Chapter 4 of Part 6 ITA and/or “eligible shares” as defined in section 285(3A) ITA or impact HMRC’s ability to authorize the Company to issue compliance certificates under section 204 ITA in relation to the Common Stock subscribed for by the Octopus EIS Investor (the “EIS Shares”), and in particular, but without limitation, will:

1.1.          not seek and will not accept any investment from any person which is or may be any aid which was received by the recipient pursuant to a measure approved by the European Commission as compatible with Article 107 of the Treaty on the Functioning of the European Union in accordance with the principles laid down in the European Commission’s Guidelines on State aid to promote risk finance investment (as those guidelines may be amended or replaced from time to time) (“State Aid Funding”) or investment from a venture capital trust (as defined in Part 6 of ITA) or an investor seeking to claim tax relief pursuant to either the Seed Enterprise Investment Scheme (under Part 5A of ITA), the Enterprise Investment Scheme (under Part 5 of ITA) or Tax Relief for Social Investments (under Part 5B of ITA) subsequent to Closing;

1.2.          not carry on any excluded activity (as set out in sections 290, 291 and 300-310 ITA);

1.3.          use the proceeds of the Share Purchase solely for the purposes of the business and within the period of 24 months beginning on the Closing Date employ all such sums in the business;

1.4.          not enter into negotiations, or execute any agreement (whether conditional or otherwise), for the provision of finance, which is or may be, State Aid Funding; and

1.5.          not submit to HMRC, either by the Company or any Subsidiary, any form, certificate or document seeking to claim tax relief on an investment in the Company pursuant to either the Seed Enterprise Investment Scheme (under Part 5A of ITA) or the Enterprise Investment Scheme (under Part 5 of ITA) or Tax Relief for Social Investments (under part 5B of ITA), unless the Octopus Investors have given their prior written consent.

(3)	At all times on and after the Closing Date, the Company and its Subsidiaries shall not (unless agreed by a majority of the Board and the Octopus Manager) contravene any of the provisions of Part 6 ITA and sections 151A and 151B of the Taxation of Chargeable Gains Act 1992 (“TCGA”) (in each case as inserted and/or amended by the Finance Acts 1994 to 2020 inclusive and the Finance (No 2) Act 2015 and Finance (No 2) Act 2017 (the “FA”)) (the “VCT Provisions”) and/or the provisions of Part 5 of ITA and of sections 150A, B and C of the TCGA (in each case as inserted and/or amended by the FA) (the “EIS Provisions”).

(4)	The Company will, for so long as the Octopus Investors hold any Common Stock and unless the obligations in this clause have been waived in writing by the Octopus Manager, maintain a permanent establishment in the UK which satisfies the requirements of sections 180A and 302A ITA (a “Permanent Establishment”). No change to any of the arrangements which are required to constitute a Permanent Establishment and which the Company has in place as at the date of the investment by the Octopus Investors shall be made without the prior written consent of the Octopus Manager.

(5)	Upon request from the Octopus Manager and/or Shoosmiths LLP, the Company will as soon as reasonably practicable after such request make such applications as may be required to enable the holders of the EIS Shares to obtain the reliefs in respect of income tax and capital gains tax available to certain subscribers of shares pursuant to the EIS Provisions (the “EIS Reliefs”) in respect of the EIS Shares and will distribute to such holders of EIS Shares the certificates confirming such reliefs have been obtained as soon as practicable after their receipt from HMRC.

(6)	VCT Warranties. From and after the Closing Date, the Company hereby represents and warrants to the Octopus Investors that:

(i)	(a) no monies have been invested in the Company or any Subsidiary (whether or not it was a Subsidiary of the Company at the time of investment) or any company which is a former Subsidiary of the Company (at a time when it was a Subsidiary of the Company) or any company or person who has previously operated a trade which has been transferred to the Company or any Subsidiary or any former Subsidiary of the Company:

(i)       in respect of which the investor has claimed, or is intending to claim, tax relief on that investment under the Seed Enterprise Investment Scheme (under Part 5A of ITA) or the Enterprise Investment Scheme (under Part 5 of ITA) or the Tax Relief for Social Investments (under Part 5B of ITA); or

(ii)       by venture capital trusts (as defined in Part 6 of ITA); and

(b)       neither the Company nor any Subsidiary of the Company (whether or not it was a Subsidiary of the Company at the time of receipt of any State Aid Funding) nor any company which it is a former Subsidiary of the Company (where such State Aid Funding was received at a time when it was a Subsidiary of the Company) nor any company or person who has previously operated a trade which has been transferred to the Company or any Subsidiary or any former Subsidiary of the Company has received any State Aid Funding.

(ii)	The Company knows of no reason why the Company should not at the Closing Date comply with the requirements of the VCT Provisions and the EIS Provisions.

(iii)	The Company confirms as of the Closing Date that the factual information contained in, and the documents cross-referred to in, the document entitled ‘Proposed Investment into Parasol Investment Corporation – VCT and EIS Checklist’ prepared by Shoosmiths LLP and dated on or around the date of this letter is accurate in all respects and the Company knows of no inaccuracy or omission (material or otherwise) which, if it were to be corrected or provided, would affect the decision of HMRC that the Company is a qualifying company for the purpose of section 180 ITA, that HMRC would be able to authorise the Company to issue certificates under section 204 ITA in relation to the EIS Shares and that the Common Stock to be issued to the Octopus VCT Investor pursuant to this Agreement would constitute a qualifying holding under Chapter 4 of Part 6 of ITA and would be “eligible shares” as defined in section 285(3A) ITA.

(7)	Indemnification for Breach of VCT Warranty. In giving the warranties set out in paragraph (6) above (the “VCT Warranties”) the Company understands and acknowledges that a breach of the VCT Warranties may cause the Octopus VCT Investor being a venture capital trust (as defined in Part 6 of ITA) to have its status as a venture capital trust withdrawn by HMRC which may result directly in significant costs and losses to the Octopus VCT Investor, the shareholders of the Octopus VCT Investor and/or the Octopus Manager (including, without limitation, costs incurred in negotiations with or legal action against HMRC to prevent such a withdrawal of status and/or loss of ongoing profit to the Octopus Manager as a result of the termination of its fund management agreements with the Octopus VCT Investor). The Company hereby agrees from and after the Closing Date to indemnify, defend and hold harmless the Octopus Investors and each of their respective Affiliates, and its and their respective directors, officers, stockholders, equityholders, members, managers, partners, employees, attorneys, consultants, representatives and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls an Octopus Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, equityholders, members, managers, partners, employees, attorneys, consultants, representatives and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling person, from and against all losses, liabilities, claims, damages, costs, fees, charges, Taxes, judgements, fines, penalties and expenses whatsoever (including, but not limited to, amounts paid in settlement and any and all out-of-pocket expenses, including attorneys’ fees and expenses, incurred in investigating, preparing or defending against any litigation commenced or threatened) arising out of or relating to: the inaccuracy, violation or breach of any of the Company’s representations or warranties and any covenants or agreements of the Company set forth in this letter.

(8)	The parties agree that the definition of “Permitted Assignees” in Registration Rights Agreement shall include the following:

(i)	a “Member of the same fund group” if the Holder is a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an “Investment Fund”) or is a nominee of that Investment Fund:

(1)	any beneficiary or member of or participant or partner in any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(2)	any other Investment Fund managed or advised by that Fund Manager or a member of the same group as that Fund Manager;

(3)	any parent undertaking or subsidiary undertaking of that Fund Manager, or any subsidiary undertaking of any parent undertaking of that Fund Manager; or

(4)	any parent undertaking, subsidiary undertaking, trustee, nominee or custodian of such Investment Fund and vice versa.

The Company acknowledges that the Octopus Investors will rely on the representations set forth in this letter for purposes of the Subscription Agreement.

On the date hereof the Company shall pay the Octopus Manager’s reasonable legal and administrative costs subject to a maximum of £13,500 plus VAT and disbursements in respect of Shoosmiths LLP, £2,250 plus VAT and disbursements in respect of Philip Hare & Associates LLP, and $40,000 plus disbursements in respect of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

This letter may not be modified except by a written agreement signed by the parties. Each signatory below represents he or she is authorized to bind the party indicated to this letter. This letter may be signed in counterparts, and original signatures sent and received electronically (e.g., by email with PDF attached or by DocuSign) are binding.

[Signature Page Follows]

Very truly yours,

SMARTKEM, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

OCTOPUS TITAN VCT PLC

By:
Name:
Title:
Address:

OCTOPUS INVESTMENTS NOMINEES LIMITED

By:
Name:
Title:
Address:

OCTOPUS INVESTMENTS LIMITED

By:
Name:
Title:
Address:

[Signature Page to Side Letter]